Exhibit 11.1

                          SEER TECHNOLOGIES, INC.

           STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                  (in thousands, except per share amounts)
                               (unaudited)


                                   Three Months Ended     Nine Months Ended
                                        June 30,              June 30,
                                     1997      1996         1997      1996
                                   --------  --------     --------  --------
Primary earnings per share:

Average common shares outstanding   11,702    11,454       11,671    11,414

Common stock equivalents             2,374 (2)   -            -         -
                                   --------  --------     --------  --------
Total common and common
  equivalent shares outstanding     14,076    11,454       11,671    11,414
                                   ========  ========     ========  ========

Net income (loss)                  $    89   $(5,160)    $(10,617) $(15,510)
                                   ========  ========     ========  ========

Per share amount                     $0.01    ($0.45)      ($0.91)   ($1.36)
                                   ========  ========     ========  ========

Fully diluted earnings per share (1)




(1) Presentation of fully diluted earnings per share is not required for any periods presented.

(2) Common stock equivalents include the Company's preferred stock and outstanding options and restricted stock, if dilutive.









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